UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: August 26, 2013

(Date of earliest event reported)

MusclePharm Corporation

(Exact name of registrant as specified in its charter)

NEVADA	000-53166	77-0664193
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4721 Ironton Street, Building A

Denver, Colorado 80239

(Address of principal executive offices) (Zip Code)

(303) 396-6100

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-14(c)).

ITEM 1.01  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On August 26, 2013, MusclePharm Corporation (the “Company”) entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with BioZone Pharmaceuticals, Inc. (the “Seller”) pursuant to which the Company bought (i) $2,000,000 of a 10% secured convertible promissory notes (the “Note”) due one year from the date of issuance (the “Maturity Date”) and (ii) a warrant (the “Warrant”) to purchase 10,000,000 shares of the Seller’s common stock, at an exercise price of $0.40 per share, for $2,000,000.

The entire principal amount and any accrued and unpaid interest on the Note is due and payable in cash on the Maturity Date. The Note bears interest at the rate of 10% per annum. The Note is convertible into shares of the Seller’s common stock at an initial conversion price of $0.20 per share, subject to adjustment. The Seller may prepay any outstanding amount due under the Note, in whole or in part, prior to the Maturity Date. The Note is subject to certain “Events of Defaults” which could cause all amounts due and owing thereunder to become immediately due and payable. Among other things, the Seller’s failure to pay any accrued but unpaid interest when due, the failure to perform any obligation under the Transaction Documents (as defined below) or a determination that any representation or warranty made by the Seller in connection with the Transaction Documents shall prove to have been incorrect in any material respect shall constitute an Event of Default under the Transaction Documents.

The Warrant is immediately exercisable and expires ten years after the date of issuance. The Warrant has an initial exercise price of $0.40 per share. The Warrant is exercisable in cash or by way of a “cashless exercise” while a registration statement covering the shares of the Seller’s common stock issuable upon exercise of the Warrant or an exemption from registration is not available.

The Company is prohibited from effecting a conversion of the Note or exercise of the Warrant to the extent that as a result of such conversion or exercise, the Company would beneficially own more than 4.99% (subject to waiver) in the aggregate of the issued and outstanding shares of the Seller’s common stock, calculated immediately after giving effect to the issuance of shares of common stock upon conversion of the Note or exercise of the Warrant, as the case may be.

In connection with the sale of the Note and the Warrant, the Company, the Seller and the collateral agent for other secured creditors of the Seller (including the Seller’s Chairman, Roberto Prego-Novo) agreed to enter into a Security Agreement Letter (the “Security Agreement Letter” and, collectively with the Securities Purchase Agreement, the Note and the Warrant, the “Transaction Documents”) pursuant to which all of the Seller’s obligations under the Note are secured by a perfected security interest in the name of the Company in all of the tangible and intangible assets of the Seller, including all of its ownership interest in its subsidiaries, pari pasu, with the previous secured creditors, all of which is subordinated to the accounts receivable lender to the Seller. Further, pursuant to the Security Agreement Letter, the Company, the collateral agent and the prior secured creditors agreed to further subordinate the granted security interest to a security interest previously granted to another investor in the Seller.

The Seller has granted the Company “piggy-back” registration rights with respect to the shares of common stock underlying the Note and the shares of common stock underlying the Warrant for a period of twelve (12) months from the date of closing.

The foregoing descriptions of the Securities Purchase Agreement, the Note, the Warrant and the Security Agreement are not complete and are qualified in their entirety by reference to Exhibits 10.1, 10.2, 10.3 and 10.4, annexed hereto.

Item 9.01. Financial Statements and Exhibits.

 (d)           Exhibits.

Exhibit No.	Description

10.1	Securities Purchase Agreement
10.2	Form of Note
10.3	Form of Warrant
10.4	Security Agreement Letter

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MUSCLEPHARM CORPORATION

Dated: August 30, 2013
	By:	/s/ Brad J. Pyatt
	Name:	Brad J. Pyatt
	Title:	Chief Executive Officer and President